          As filed with the Securities and Exchange Commission on October 4,
1994
                                                    Registration No. 33-39148


                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549
                                        ____________________

                                              FORM S-8
                                       REGISTRATION STATEMENT
                                                UNDER
                                     THE SECURITIES ACT OF 1933
                                        ____________________

                                  SERVICEMASTER LIMITED PARTNERSHIP
                       (Exact name of issuer as specified in its certificate)

                   Delaware                                    36-3497008
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                        One ServiceMaster Way, Downers Grove, Illinois 60515
                              (Address of principal executive officers)

                     SERVICEMASTER 1994 NON-EMPLOYEE DIRECTORS SHARE OPTION PLAN
                                      (Full title of the plan)

                                          Vernon T. Squires
                                           General Counsel
                                  ServiceMaster Limited Partnership
                                       One ServiceMaster Way
                                   Downers Grove, Illinois  60515
                               (Name and address of agent for service)

                                           (708) 271-1300
                 (Telephone number, including area code, of agent for service)

          Please direct copies of communications concerning this registration statement to:

                                         Robert H. Kinderman
                                          KIRKLAND & ELLIS
                                       200 East Randolph Drive
                                      Chicago, Illinois  60601
                                           (312) 861-2096
                                        ____________________

                                   CALCULATION OF REGISTRATION FEE

                                      Proposed Maximum               Proposed Maximum
Amount of
Title of Securities    Amount to be    Offering Price            Aggregate           Registration
 to be Registered       Registered     Per Share (1)         Offering Price (1)          Fee(1)


Limited Partnership
Shares                 250,000(2)      $26.50                $ 6,625,000             $ 2,284.48

Options                    (3)              (3)                    (3)                   (3)

(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on August 1, 1994
(2) This is the total number of Partnership Shares which may hereafter be issued under the ServiceMaster 1994 Non-Employee Directors Share Option Plan based on the registrant's capitalization on the filing date. Pursuant to Rule 416, this Registration Statement shall also be deemed to cover any additional Partnership Shares issuable pursuant to the antidilution provisions of the Plan by reason of share splits, share dividends, mergers and other capital changes.
(3) This registration statement also registers all options which may be granted under the Plan. The terms of the Plan require the optionee to pay such consideration for each option granted under the Plan as shall be determined by the Committee administering the Plan and also provides that the price paid for the options will not reduce the exercise price of the options. The price paid for the first set of options granted under the Plan was $1.50 per option share and it is assumed that the same amount will be charged for subsequent grants (if any). Accordingly, the registration fee has been based on the fair market value of the shares subject to the option ($25.00 per share) plus the price of the options themselves ($1.50 per share) for a total of $26.50 per share.
(4) This registration statement includes all interests under the Plan which may be deemed securities for purposes of the Securities Act of 1933. Since no separate consideration is payable for any such interests, no additional fee is payable by reason of the registration thereof.

                PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The registrant hereby incorporates the following documents by reference into this registration statement: (a) The registrants's Annual Report on Form 10K for the fiscal year ended December 31, 1993; and (b) the registrant's Quarterly Reports on Form 10Q for the quarters ended March 31 and June 30, 1994. The registrant hereby states that all documents subsequently filed by it pursuant to Sections 13(a), 13(c) 14, and 15(d) of the Securities Exchange
Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

        Not applicable.

Item 6.  Indemnification.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that subject to such standards and restrictions, if any as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

        Section 6.9 of the ServiceMaster Limited Partnership Agreement as constituted on the date of the filing of this registration statement (the "registration date"), Section 6.8 of the ServiceMaster Company Limited Partnership Agreement as constituted on the registration date, Section 7.9 of the Amended and Restated Agreement of Limited Partnership for ServiceMaster Consumer
Services Limited Partnership as constituted on the registration date and Section 7.8 of the Amended and Restated Agreement of Limited Partnership for ServiceMaster Management Services Limited Partnership as constituted on the registration date provide in general that the partnerships governed by these agreements (the "Principal Partnerships") will indemnify and advance expenses to the general partners and the stockholders, directors, of officers and employees of the general partner (the "Indemnitees") to the fullest extent permitted by law. Any indemnification under these provisions will be limited to the assets of the Principal Partnerships. Each Indemnitee would be indemnified against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with being involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the Indemnitee serving in one of the foregoing capacities or on behalf of the Partnership, any subsidiary partnership or ServiceMaster Management Corporation or in a similar capacity with another entity at the request of any of the preceding entities.
This indemnification would, under certain circumstances, include indemnification for liabilities under the Securities Act of 1933.
Each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. The Indemnitee would be entitled to the foregoing indemnification and to retain any expenses advanced unless the Principal Partnerships satisfied their burden of proof by clear and convincing evidence that the Indemnitee failed to act in good faith and in a manner that the Indemnitee actually believed to be in or not opposed to the best interests of the Principal Partnerships to enforce the foregoing indemnification and advancement of expense provisions, and to recover the costs and expenses of persecuting successfully
(in whole or in part) any such suit. The foregoing provisions would not be exclusive of any other rights the Indemnitees might have under any statute, agreement, vote of shareholders or otherwise. Indemnification and the advancement of expenses would be permissive (but not mandatory) in the case of certain employees and agents.

        The Partnership Agreements governing the Principal Partnerships also provide that no Indemnitee will be liable to the Principal Partnerships or any shareholder unless the Principal Partnerships or the shareholder satisfies its burden of proof by clear and convincing evidence that the Indemnitee (a) breached a duty of loyalty, (b) acted in bad faith or engaged in intentional misconduct or a knowing violation of law or (c) derived an improper personal benefit.

        The Principal Partnerships are authorized to purchase insurance against liabilities asserted against and expenses incurred by any person in connection with their activities, whether or not the Principal Partnerships would have the power to indemnify such person against such liabilities under the provisions described above.

        The governing instruments of other subsidiaries of the Registrant contain analogous provisions.

Item 7.  Exemption from Registration Claimed.

        Not Applicable.

Item 8.  Exhibits.

        See Index to Exhibits.

Item 9.  Undertakings.

               512(a) Rule 415 offering.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section
        10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (a)(1)(i) and
        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               512(b) Filings incorporating subsequent Exchange Act documents by reference.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               512(h) Request for acceleration of effective date or filing of registration statement on Form S-8.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed int he Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes any Authorized Officer acting alone to execute in the name of such person, and to file, any amendments to the Registration Statement (whether pre-effective or post-effective), any prospectus or prospectus supplements or any other documents which any Authorized Person deems necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, and to take any other action on behalf of such person which any Authorized Officer deems necessary or desirable in connection herewith. The term "Authorized Officer" as applied with respect to any action taken pursuant to this authorization means (i) any person who is the Registrant's Chief Executive Officer, Chief Financial Officer, General Counsel or Secretary at the time such action shall be taken and (ii) any other officer of the Registrant who shall be authorized by any person identified in clause (i) to act as an Authorized Officer for purposes of this paragraph.


                                             SIGNATURES

        Pursuant to the Requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on October 4, 1994.

                                              SERVICEMASTER LIMITED PARTNERSHIP

                                              By:     SERVICEMASTER MANAGEMENT
                                                      CORPORATION

                                                             General Partner


                                              By    /s/ Vernon T. Squires
                                                  Its Senior Vice President
                                                      and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   Name            Title                     Date

/s/ C. William Pollard
  C. William Pollard               Chairman and
                                   Director                  September 6, 1994

/s/ Carlos H. Cantu
  Carlos H. Cantu                  President and Chief
                                   Executive Officer
                                   and Director
                                   (Principal
                                   Executive Officer)        September 6, 1994

/s/ Ernest J. Mrozek
  Ernest J. Mrozek                 Vice President and
                                   Chief Financial
                                   Officer (Principal
                                   Financial Officer)        September 6, 1994

/s/ Henry O. Boswell
  Henry O. Boswell                 Director                  September 6, 1994

/s/ Lord Brian Griffiths
  Lord Brian Griffiths of
  Fforestfach                      Director                  September 6, 1994

/s/ Herbert P. Hess
  Herbert P. Hess                  Director                  September 6, 1994

/s/ Gunther H. Knoedler
  Gunther H. Knoedler              Director                  September 6, 1994

/s/ James D. McLennan
  James D. McLennan                Director                  September 6, 1994

/s/ Vincent C. Nelson
  Vincent C. Nelson                Director                  September 6, 1994

/s/ Kay A. Orr
 Kay A. Orr                        Director                  September 6, 1994

/s/ Phillip B. Rooney
  Phillip B. Rooney                Director                  September 6, 1994

/s/ Burton E. Sorensen
  Burton E. Sorensen               Director                  September 6, 1994

/s/ Charles W. Stair
  Charles W. Stair                 Director                  September 6, 1994

/s/ David K. Wessner
  David K. Wessner                 Director                  September 6, 1994

                                              EXHIBITS

Exhibit
  No.                                 Description of Exhibit

 4.1                   ServiceMaster Limited Partnership Agreement of
                       Limited Partnership as Amended and Restated on
                       January 1, 1993.  Incorporated by reference to
                       Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 1993 (SEC File No. 1-
                       9378).

 4.2                   ServiceMaster 1994 Non-Employee Directors Share
                       Option Plan as constituted on the date of the initial filing of this registration statement.

 4.3                   Form of Option Agreement Providing for an Option
                       Under the ServiceMaster 1994 Non-Employee
                       Directors Share Option Plan.

 4.4                   Form of Term Sheet specifying certain Option
                       Terms.

 5                     Opinion of Vernon T. Squires, General Counsel,
                       ServiceMaster Limited Partnership, on the validity of the Shares.

 24.1                  Consent of Arthur Andersen & Co.

 24.2 Consent of Vernon T. Squires (included in his opinion filed as Exhibit 5).